China Expert Technology Reports Financial Results for First Quarter of 2006

Revenue Increases 74%; Gross Margins Improve to 52%

HONG KONG, May 15, 2006 -- China Expert Technology, Inc. (OTC Bulletin Board: CXTI), an emerging leader in providing large scale network infrastructure construction mainly for e-government projects for communities and municipal governments in China, today announced its financial results for the first quarter ended March 31, 2006.

Quarterly and Recent Highlights:

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Revenues for the quarter increased 74% to $15.1 million versus Q105

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Operating income improved 34.9 percent to $4.9 million excluding non-cash employee compensation expenses

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During the quarter, the Company was awarded seven new e-Government contracts totaling $95 million, which included:

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$5 million with Jinjiang City (Fourth Phase)

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$20 million with Dehua City Third and Fourth Phases),

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$31 million with Licheng City

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$37 million, three-year deal with Shishi City starting in October, 2006

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Yinzhou District Ningbo City

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Dehua Unified Command System

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As of May 15th, 2006 the Company’s backlog was $121.4 million, a 207% increase compared to $39.6 million for the year ended December 31, 2005. This backlog is expected to be realized as revenue over the next three years.

Financial Results

Revenue for the quarter ended March 31 2006, increased 74.1 percent to $15.1 million compared to $8.7 million for the first quarter of last year. The increase in revenue was a result of several new projects which began during the quarter, namely the fourth phase of Jinjiang, the third and fourth phases of Dehua and further expansion with the provinces of Nan’an and Huian. Approximately 97 percent of the revenue during the quarter was derived from the deployment of e-Government projects, with the balance derived from provision of application training and system maintenance. Cost of revenue increased by $2.7 million, or 58.2 percent, to $7.3 million as compared to last year. Cost of revenue includes the cost of planning and implementing systems for customer contracts and increased as compared to the first quarter of 2005, although the percentage increase was less than that of overall revenue growth.  As a result, gross profit increased 92.1 percent to $7.8 million, or 51.5 percent of revenue, compared to $4.1 million, or 46.7 percent of revenue for the first quarter of 2005. Gross margin improved due to better control over subcontracting costs and a reduced proportion of subcontract work during the quarter.

Total operating expenses for the first quarter were $4.5 million and increased significantly from the $0.4 million recorded during the first quarter of 2005. The increase in operating expenses was primarily related to the inclusion of approximately $1.7 million in non-cash compensation expenses related to employees’ benefits included in General and Administrative expense and an additional $2.5 million in Advertising and Marketing expenses associated with the closing of several new contracts. These additional expenses were not included in operating expense last year. Operating income decreased 10.7 percent to $3.3 million as compared to $3.7 million last year primarily due to the  expenses discussed above. Excluding the non cash charge, operating income improved 34.9 percent to $4.9 million.

Net income for the quarter was $1.7 million compared to net income of $2.9 million last year. Diluted earnings per share was $0.05 as compared to $0.12 last year with net income impacted by the stock compensation expense and  a 41.6 percent increase in diluted shares outstanding to 34.6 million.

“Further implementation on both existing and new projects helped us to deliver a significant increase in revenue during the quarter,” commented Mr. Huang Tao, Chairman of the Board of Directors of China Expert Technology, Inc. “We continue to execute on our strategy by winning new business in the Fujian province and layering on incremental business with existing customers as we leverage our recent successes and continue to demonstrate the value proposition of our comprehensive e-government application and systems. We completed the quarter with an active backlog of approximately $121.4 million in contracts compared to $39.6 million as of December 31, 2005. Our increasing backlog provides significant visibility for our business as these contracts translate into revenues during the next three years. Supported by an e-government mandate and solid customer references, China Expert’s strong reputation, expertise in systems integration and process improvement, and the ability to deliver a quantifiable ROI to our government customers is providing us with a significant competitive advantage in this rapidly growing, high-profile industry.”

The Company completed the quarter with $7.2 million in cash compared to $7.3 million as of December 31, 2005. Working capital as of March 31, 2006 was $26.4 million, compared to $20.2 million as of the end of 2005. The Company’s current ratio as of March 31 was 2.9 to 1, and stockholder’s equity increased to $27.4 million as of March 31, 2006 , a 28.6% increase as compared to December 31, 2005 ..

About the e-government project:

The e-government project is aimed to establish a national electronic government system, in which the existing and expecting government networks and applied systems can be combined to form united technology standard and regulation and consequently a united national government service platform. The term e-government is a process in which the government is able to take advantage of modern information and communication technologies to integrate the management and service on Internet, optimize and reform the government structures and working processes, and provide good and standard international administration and service to the society beyond time and space limit.

About China Expert Technology, Inc:

CHINA EXPERT TECHNOLOGY, INC. ("CXTI") is a company listed on the OTC BB in the USA (Trading Symbol: CXTI), with its subsidiaries (collectively the "Group") situated in Hong Kong and China. The group is specialized in providing large-scale network infrastructure construction (mainly e-government projects) for communities and municipal governments in China. The Group also utilizes its network with experts from various universities in China to deploy business and IT consultancy services to corporations in Hong Kong and China. The Group's existing major clients includes municipal governments, government authorities and other technology firms in China. Its income is derived mainly from four areas, e-government, technology achievement appraisal, expert consultation and project database.

Safe Harbor under the Private Securities Litigation Reform Act of 1995: The statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, regulatory approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties as may be detailed in the Company's filings with the Securities and Exchange Commission.

CHINA EXPERT TECHNOLOGY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	March 31, 2006	December 31, 2005
	US$	US$
ASSETS
Current assets
Cash and cash equivalents	7,174,569	7,326,595
Account receivables, net of allowance for doubtful accounts of nil and nil at March 31, 2006 and December 31, 2005, respectively	18,231,084	15,423,852
Cost and estimated earnings in excess of billings	5,862,667	1,082,969
Amount due from a director	-	609
Amount due from a former officer	37,477	24,229
Prepayments, deposits and other receivables	8,124,170	9,797,938
Deferred finance costs	377,829	539,756
Current portion of prepaid expenses	500,000	500,000
Total current assets	40,307,796	34,695,948

Deferred tax assets	81,802	-
Property and equipment, net	25,592	28,999
Prepaid expenses	937,500	1,062,500
Total assets	41,352,690	35,787,447

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	602,087	644,470
Accrued payroll and employees’ benefits	33,310	49,115
Other payables and accruals	362,675	687,837
Amount due to a director	97,054	97,115
Amount due to a former officer	968,551	850,172
Amount due to shareholders	-	730
Income taxes payable	1,132,621	1,514,217
PRC business tax payable	500,144	641,793
Deferred tax liabilities	-	97,783
Convertible debentures, net of discount of US$3,644,070 and US$3,665,439 at March 31, 2006 & December 31, 2005, respectively	754,369	733,000
Embedded derivatives	3,291,000	3,631,000
Warrants	6,214,000	5,532,000
Total current liabilities	13,955,811	14,479,232

Commitments and contingencies

Stockholders’ equity
Common stock, par value US$0.001, authorized 200,000,000 shares; issued and outstanding March 31, 2006: 27,914,851 shares; December 31, 2005: 25,902,996 shares	27,915	25,903
Additional paid-in capital	16,283,608	12,101,755
Accumulated other comprehensive income	665,326	450,641
Retained earnings	10,420,030	8,729,916
Total stockholders’ equity	27,396,879	21,308,215

Total liabilities and stockholders’ equity	41,352,690	35,787,447

CHINA EXPERT TECHNOLOGY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Three months ended March 31,
	2006	2005
	US$	US$

Revenue	15,108,179	8,682,558
Cost of revenue	(7,322,581)	(4,628,678)
Gross profit	7,785,598	4,053,880

Advertising and marketing expenses	(2,464,900)	-
Depreciation and amortization	(4,300)	(4,563)
General and administrative expenses	(2,044,372)	(288,178)
Intangible assets amortization	-	(96,401)

Income from operations	3,272,026	3,664,738

Other income (expenses)
Interest income	13,520	3,937
Change in fair value of derivatives	(170,000)	-
Interest expenses and finance costs	(260,269)	-
Income before income tax	2,855,277	3,668,675
Income tax expenses	(1,165,163)	(753,127)
Net income	1,690,114	2,915,548

Other comprehensive income
Foreign currency translation adjustment	214,685	-
Comprehensive income	1,904,799	2,915,548

Net income per share
- basic	US$0.06	US$0.12
- diluted	US$0.05	US$0.12

Weighted average common stock
Outstanding
- basic	27,383,807	24,414,679
- diluted	34,578,011	24,414,679

For more information, please contact:

     For the Company:                                                          Investors:

     Phoebe Lam                                                                   Matthew Hayden

     China Expert Technology, Inc.                                      Hayden Communications, Inc.

     Tel:   +852-2802-1555                                                   Tel:  +858-704-5065

     Fax:   +852-2583-9222                                                   E-mail:Matt@haydenir.com

     Email: phoebe@chinaexpertnet.com